Exhibit 23.2

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

April 8, 2009

Abraxas Energy Partners, L.P.

18803 Meisner Drive

San Antonio, Texas 78258

Ladies and Gentlemen:

We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our “Appraisal Report as of December 31, 2008 on Certain Properties owned by Abraxas Energy Partners, L.P.,” “Appraisal Report as of December 31, 2007 on Certain Properties owned by Abraxas Energy Partners, L.P.,” “Appraisal Report as of December 31, 2006 on Certain Properties owned by Abraxas Petroleum Corporation Special Case,” and “Appraisal Report as of December 31, 2005 on Certain Properties owned by Abraxas Petroleum Corporation Special Case,” (our Reports) under the sections “Prospectus Summary”, “Overview”, “Summary Historical and Pro Forma Operating and Reserve Data,” “Business—Our Properties, ” “Estimates of Proved Oil and Gas Reserves” and “Reserves Information” in the Abraxas Energy Partners, L.P. Amendment No. 9 to Form S-1 (333-144537).

Note that the estimates of reserves and revenues contained in our report as of December 31, 2008 has been combined with estimates prepared by Abraxas Petroleum personnel on additional properties, so we are consequently unable to verify the accuracy of all of the estimates of reserves and revenues presented in the Form S-1.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON DeGOLYER and MacNAUGHTON